UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549



                                  FORM 8-K

                               CURRENT REPORT
   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



    Date of Report (Date of earliest event reported):  December 1, 2000
                                                       ----------------



                      Simpson Manufacturing Co., Inc.
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           (Exact name of registrant as specified in its charter)



         Delaware                    0-23804             94-3196943
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(State or other jurisdiction       (Commission        (I.R.S. Employer
     of incorporation)             file number)      Identification No.)



               4120 Dublin Blvd., Suite 400, Dublin, CA 94568
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                  (Address of principal executive offices)


    (Registrant's telephone number, including area code):  (925) 560-9000

ITEM 5. OTHER EVENTS.


     On December 1, 2000, Simpson Manufacturing Co., Inc. completed the acquisition of Masterset Fastening Systems, Inc. which was announced in a press release, dated November 17, 2000, as follows:

                   PRESS RELEASE - November 17, 2000

               SIMPSON MANUFACTURING CO., INC. ANNOUNCES
           IT HAS SIGNED AN AGREEMENT TO PURCHASE THE ASSETS
                    OF MASTERSET FASTENING SYSTEMS

Dublin, CA -- Simpson Strong-Tie Company Inc., a subsidiary of Simpson Manufacturing Co., Inc. (NYSE:SSD), announced today that it has signed an agreement to purchase the assets of Masterset Fastening Systems, Inc. ("Masterset") for approximately $2.5 million in cash plus an earnout of up to $0.3 million. Masterset manufactures and distributes a quality system of specially designed powder actuated fasteners and installation tools. The Masterset system provides the contractor with the ability to anchor into concrete, masonry, and structural steel
without pre-drilled holes.   The Masterset product line is
complementary and additive to Simpson Strong-Tie's line of anchor products, and gives Simpson Strong-Tie's customers additional, cost-effective, choices in anchor systems. The transaction is expected to close in the fourth quarter of 2000.

Simpson Manufacturing Co., Inc., headquartered in Dublin, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors, and through its subsidiary, Simpson Dura-Vent Company, Inc., designs, engineers and manufactures venting systems for gas and wood burning appliances. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

For further information, contact Barclay Simpson at (925) 560-9032.

                                       Simpson Manufacturing Co., Inc.
                                       -------------------------------
                                                (Registrant)



DATE:  December 14, 2000               By /s/Michael J. Herbert
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                                              Michael J. Herbert
                                           Chief Financial Officer